NEWS

Contact:    Tom Hoyt
            313.322.1524
            thoyt@ford.com

IMMEDIATE RELEASE

GERALD L. SHAHEEN JOINS FORD BOARD OF DIRECTORS

DEARBORN, Mich., July 11, 2007 – Ford Motor Company (NYSE: F) announced today the election of Gerald L. Shaheen to the company’s Board of Directors, effective immediately.  Shaheen is a group president at Caterpillar Inc. (NYSE: CAT) in Peoria, Ill.

“Gerry is a respected business leader with more than 40 years of service in a variety of management positions with Caterpillar,” said Ford Executive Chairman Bill Ford.  “He brings a manufacturing and dealer perspective to Ford's Board of Directors.  We look forward to the significant contributions he will make in helping Ford to deliver its plan for automotive leadership and for creating profitable growth for all going forward.”

“I’m both thrilled and honored to be in a leadership position as a Board member with the Ford Motor Company, one of the truly great American companies.” said Shaheen.  “I look forward to working with Ford’s Board of Directors and the leadership team to make this great company even stronger.”

Shaheen also is a Board member of the Association of Equipment Manufacturers (AEM), a Board member and immediate past Chairman of the U.S. Chamber of Commerce; and a Board member of the National Chamber Foundation and the Mineral Information Institute, Inc.

He also serves on the Board of Directors for National City Corporation, where he chairs the Nominating and Board of Directors Governance Committee, and AGCO Corporation, where he chairs the Compensation Committee.

In Peoria, Shaheen serves on the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter and Peoria NEXT.

Shaheen received his bachelor’s degree in business administration from Bradley University in 1966 and an MBA from Bradley in 1968.  He has served the University in several capacities, including president of the Alumni Association and currently as Chairman of the Board of Trustees.  He also completed the Tuck Executive Program at Dartmouth College in 1988.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.fordvehicles.com.

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